Exhibit 99.1

www.casipharmaceuticals.com

FOR IMMEDIATE RELEASE:

CASI PROVIDES PIPELINE DEVELOPMENT UPDATE

ROCKVILLE, Md. (September 7, 2017) – CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a biopharmaceutical company dedicated to innovative therapeutics addressing cancer and other unmet medical needs today provided an update to its pipeline.

EVOMELA®:

China’s Food and Drug Administration (CFDA) has granted priority review for CASI’s import drug registration clinical trial application for EVOMELA (melphalan) for Injection. The CFDA cited the following three reasons for granting the priority review:

1.	EVOMELA is indicated for the treatment of multiple myeloma, which is classified as a rare disease in China;
2.	There is no melphalan in any formulation available in China to address this unmet medical need;
3.	EVOMELA has clear therapeutic advantages to currently available therapeutics.

MARQIBO® and ZEVALIN®

The CFDA review of CASI’s MARQIBO import drug clinical trial application (CTA) is in process. The Company anticipates that the CFDA will complete its review of the CTA in the next four to six months, and expects to initiate the confirmatory trial within six months after CTA approval. The confirmatory trial is required as part of the registration process for the import drug registration.

The CFDA filing and review of CASI’s ZEVALIN import drug clinical trial application (CTA) is in process. The ZEVALIN antibody kit and the radioactive Yttrium-90 component of the clinical trial application require separate submissions to the CFDA, which the first part is currently under review and the latter part is in the submission process. The Company expects to initiate the confirmatory trial within six months after the CFDA’s approval of both the ZEVALIN kit and the Yttrium-90 submissions.

Ken Ren, Ph.D., CASI’s Chief Executive Officer, commented, “We are pleased that the CFDA in granting priority review for EVOMELA has recognized the superior therapeutic advantages of EVOMELA to address the urgent unmet medical need in the rare disease of multiple myeloma in China. Melphalan is extensively used worldwide in the treatment of patients with multiple myeloma, however, no formulation of melphalan is currently available in China. We appreciate the CFDA opening this accelerated pathway for this critical medicine to reach patients in China; it also is a positive signal from the CFDA to accelerate the import drug registration process for U.S. FDA approved drugs in order to address the significant unmet medical needs of the Chinese population in an accelerated time frame. We also are pleased with the progress of MARQIBO and ZEVALIN and are looking forward to their continued advancement in the import drug registration process.”

CASI Pharmaceuticals, Inc. / 9620 Medical Center Drive / Suite 300 / Rockville, MD 20850

Phone 240.864.2600 /Fax 301.315.2437

ENMD-2076:

●	Clear Cell Ovarian Carcinoma (CCOC) and Soft Tissue Sarcoma (STS). The data from the investigator-sponsored Phase 2 study in patients with CCOC was presented at the 2017 Annual Meeting of the American Society of Clinical Oncology. The data from the investigator-sponsored Phase 2 study in patients with STS was presented at the 2015 Annual Meeting of the Connective Tissue Oncology Society. The correlative genomics testing has been completed and a publication is expected to be submitted in 2017. Based on the clinical data, CASI has determined it will not pursue company sponsored development of ENMD-2076 in CCOC and STS.

●	Triple Negative Breast Cancer (TNBC). The accrual to the investigator sponsored Phase 2 study in patients with previously treated advanced and metastatic TNBC is complete and the correlative biomarker/genomics analysis is ongoing. The data will be presented at the 2017 San Antonio Breast Cancer Symposium.

●	Fibrolamellar Carcinoma (FLC). The accrual to this ongoing Phase 2 study is complete and is in the follow up phase. It is anticipated that the data from this study will be submitted to a medical conference for presentation in 2018.

Dr. Alex Zukiwski, M.D, CASI’s Chief Medical Officer, commented, “ENMD-2076 has been investigated in a number of tumor types based on the known mechanism of action and the oncogenic pathways of the specific malignancy. Although anticancer activity was observed in the clear cell ovarian carcinoma and soft tissue sarcoma studies, the level of single agent activity does not support the development of ENMD-2076 in these two tumor types as a monotherapy. We look forward to providing an update on the ENMD-2076 Triple Negative Breast Cancer and Fibrolamellar Carcinoma data in the next few months.”

About CASI Pharmaceuticals, Inc.

CASI is a U.S. based, late-stage biopharmaceutical company focused on the acquisition, development and commercialization of innovative therapeutics addressing cancer and other unmet medical needs for the global market with a focus on commercialization in China. CASI’s product pipeline features (1) EVOMELA®, MARQIBO® and ZEVALIN®, all U.S. Food and Drug Administration (FDA) approved drugs in-licensed from Spectrum Pharmaceuticals, Inc. for China regional rights, and currently in various stages in the regulatory and clinical process for market approval in China, (2) our proprietary drug candidate, ENMD-2076, ongoing in one Phase 2 clinical study, and (3) CASI-001 and CASI-002, proprietary preclinical candidates in immune-oncology. CASI is headquartered in Rockville, Maryland and has a wholly owned subsidiary and R&D operations in Beijing, China. More information on CASI is available at www.casipharmaceuticals.com and in CASI’s filings with the U.S. Securities and Exchange Commission.

CASI’s China rights to EVOMELA® (melphalan) for Injection, MARQIBO® (vinCRIStine sulfate LIPOSOME injection) and ZEVALIN® (ibritumomab tiuxetan) were previously licensed from its partner Spectrum Pharmaceuticals, Inc. Based on the U.S. FDA’s approval of these three licensed products, CASI is pursuing the Import Drug registration path for approval in China.

About EVOMELA®

EVOMELA was commercially launched in the U.S. by Spectrum in 2016 for the following approved indications: (1) use as a high-dose conditioning treatment prior to hematopoietic progenitor (stem) cell transplantation in patients with multiple myeloma and (2) the palliative treatment of patients with multiple myeloma for whom oral therapy is not appropriate. EVOMELA has been granted Orphan Drug Designation by the FDA for its use as a high-dose conditioning regimen for patients with multiple myeloma undergoing autologous stem cell transplantation (ASCT). EVOMELA’s melphalan formulation does not contain propylene glycol. The use of the Captisol® technology to reformulate also contributes to the 4-hour admixture stability of EVOMELA at room temperature. This is in addition to the 1 hour stability of reconstituted EVOMELA drug product at room temperature and 24 hour stability at refrigerated temperature (5ºC).

Please see the Important Safety information available at www.evomela.com. EVOMELA is not yet available in China; more information on EVOMELA for countries outside the greater China region is available at www.sppirx.com.

About MARQIBO®

MARQIBO is a novel, sphingomyelin/cholesterol liposome-encapsulated, formulation of vincristine sulfate. Vincristine, a microtubule inhibitor, is FDA-approved for the treatment of adult patients with Philadelphia chromosome-negative (Ph-) acute lymphoblastic leukemia (ALL) in second or greater relapse or whose disease has progressed following two or more anti-leukemia therapies. (The encapsulation technology, utilized in this formulation, has been shown to provide prolonged circulation of vincristine in the blood). Please see the Important Safety information available at www.marqibo.com. MARQIBO is not yet available in China; more information on MARQIBO for countries outside the greater China region is available at www.sppirx.com.

About ZEVALIN®

ZEVALIN® (ibritumomab tiuxetan) injection for intravenous use is a prescription medication that has three parts: two infusions of rituximab and one injection of Yttrium-90 (Y-90) ZEVALIN. Rituximab is used to reduce the number of B-cells in your blood and Y-90 ZEVALIN is given to treat your non-Hodgkin's lymphoma (NHL). The ZEVALIN therapeutic regimen is used to treat patients with: (1) low-grade or follicular B-cell NHL that has relapsed during or after treatment with other anticancer drugs, and (2) newly diagnosed follicular NHL following a response to initial anticancer therapy. Please see the Important Safety information available at www.zevalin.com. ZEVALIN is not yet available in China; more information on ZEVALIN for countries outside the greater China region is available at www.sppirx.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including: that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the volatility in the market price of our common stock; risks relating to interests of our largest stockholders that differ from our other stockholders; the risk of substantial dilution of existing stockholders in future stock issuances, the difficulty of executing our business strategy in China; our inability to predict when or if our product candidates will be approved for marketing by the China Food and Drug Administration authorities; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or future candidates; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; risks associated with our product candidates; risks associated with any early-stage products under development; the risk that results in preclinical and early clinical models are not necessarily indicative of later clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; dependence on third parties; and risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks). Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

EVOMELA®, MARQIBO®and ZEVALIN® are proprietary to Spectrum Pharmaceuticals, Inc. and its affiliates.

COMPANY CONTACT: CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Torrey Hills Capital Jim Macdonald 858.456.7300 jm@sdthc.com

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